Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kohl's Investor Relations: Wes McDonald, 262-703-1893

Media Relations: Bevin Bailis, 262-703-1464, Bevin.Bailis@Kohls.com

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 15, 2014 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the five initiatives voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, Dale E. Jones, Kevin Mansell, John E. Schlifske, Frank V. Sica, Peter M. Sommerhauser, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 97 percent of the votes cast.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 96 percent of the votes cast.

3.

A non-binding advisory vote to approve the compensation of Kohl’s executive officers received more than 97 percent of the votes cast.

4.

A shareholder proposal urging Kohl’s executive pay committee to adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age received less than 20 percent of the votes cast.

5.

A shareholder proposal to require the board of directors to authorize an annual report on the estimated costs, benefits and scientific support for sustainability initiatives received less than 2 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2013 financial performance are available at www.kohlscorporation.com.

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About Kohl's

Kohl’s (NYSE: KSS) is a leading specialty department store with 1,160 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to our communities, Kohl’s has raised more than $257 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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